                                  EXHIBIT 99.3


                            TELECONFERENCE TRANSCRIPT

                                  MARCH 4, 2004

MARK GREENQUIST
Symbol Technologies - SVP & CFO

BILL NUTI
Symbol Technologies - President & CEO

TODD ABBOTT
Symbol Technologies - SVP of Worldwide Sales & Marketing

PETER LIEB
Symbol Technologies - General Counsel



CONFERENCE CALL PARTICIPANTS
PAUL COSTER
JP Morgan - Analyst

REIK READ
Robert W. Baird - Analyst

AJIT PAI
Thomas Weisel Partners - Analyst

PETER BARRY
Bear Stearns - Analyst

MARK ROBERTS
Wachovia Capital - Analyst

DAVID FEINBERG
Morgan Stanley - Analyst

JACK LIEBERMAN
Reliance Management - Analyst

RICHARD DAVIS
Richard W. Davis & Co. - Analyst

MIKE WHITFIELD
Wachovia - Analyst

                                  EXHIBIT 99.3

                            TELECONFERENCE TRANSCRIPT

                                  MARCH 4, 2004

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OPERATOR


 Good day, everyone, and welcome to the Symbol Technologies fourth quarter earnings conference call. Today's call is being recorded. At this time I would like to turn the call over to Mr. Mark Greenquist, Senior Vice President and Chief Financial Officer. Please go ahead, sir.
--------------------------------------------------------------------------------

MARK GREENQUIST  - SYMBOL TECHNOLOGIES - SVP & CFO


Thank you everyone for joining us on our 2003 fourth quarter and year-end conference call.

Please note that the conference is supported online with presentation content available to you at www.symbol.com/investor. If that's not available immediately on the website, it should be very shortly, and you will be able to download the PDF files.

With me today is Bill Nuti, Symbol President and CEO, as well as our General Counsel, Peter Lieb, and Todd Abbott, our SVP of Worldwide Sales and Marketing.

Before I review our fourth quarter and year-end results, a brief disclaimer reflecting the Safe Harbor Provision of the Private Securities Litigation Act of 1995.

Displayed on the screen is the customary Safe Harbor provision. Beyond that, let me caution the numbers we're providing on today's call and in today's news release are unaudited. We believe, however, that these reported results accurately reflect in all material respects results that will be reported in our Annual Report on Form 10-K for 2003. As you know, we're now up-to-date on our regulatory filings with the filing last week of the Company's 10-Qs for the first three quarters of 2003.

During the course of this conference call we may make projections or other forward-looking statements regarding future events or the future financial performance of the Company. Such statements are solely projections and actual events or results may differ materially. Any forward-looking statements are further qualified by risks and uncertainties identified in filings Symbol makes periodically with the SEC. Copies of our SEC filings are available from the Company upon request or by accessing our company Web site, www.symbol.com, where you also will find details regarding the replay of today's call.

Lastly, let add that the earlier reported government investigations are continuing, and we will not be able to address those issues in today's Q&A. Going forward, we will continue to provide updates on the course of these investigations as events warrants.

After reviewing our fourth quarter and fiscal 2003 financial results we will provide our customary commentary on geographic and product mix. We will also give you a snapshot of some of our new product introductions, and provide color around recent customer wins in our core business, and update you on progress we're making in our focus on enterprise-wide operational excellence. Also, we will provide the bookings and backlog metric we introduce last fall, and close with commentary on the outlook for the year and general guidance for fiscal 2004. Then we will take your questions.

As you've heard in our recent calls, we have made healthy progress relative to the financial state of the Company. Year-over-year total revenue was up, growing to 1.53 billion in 2003 from 1.4 billion in 2002 with the year-over-year revenue growth coming in at just over 9 percent. With total revenue of 393 million, the fourth quarter was up 4.2 percent sequentially from 377 million in Q3 '03, and up 5.4 percent from Q4 '02.

This quarterly revenue performance is somewhat below what we preannounced just last week. Specifically we believe Q4 revenue would come in at approximately $400 million. Based upon how we recognize revenue to two tier distributors, i.e. on a sales our basis, our final deferral sales into our distributors was increased by 5 million from what we originally estimated in last week's press release, primarily due to a 5 million deferral of sales to our largest European distributor. This additional revenue deferral negatively impacted earnings per share by one cent per diluted share.

As mentioned on our call last October, we have certain European two tier distributors not reporting on a sales out basis. We're working with them to provide more precise and timely data to record revenue to these distributors on a sales out basis and expect to have that in place in the first quarter of 2004. The impact of that is not expected to be material, with a potential deferral of revenue of 3 to 4 million in the first quarter.

Full-year '03 product revenue rose about 11 percent year-over-year to 1.22 billion from 2002's 1.1 billion, with about a 2 percent uplift sequentially to a fourth quarter total of $314 million.

We continue to experience volatility in our service revenue, up $10.6 million sequentially in Q4 at $78.9 million from 68.3 million in Q3. This was due in large part to increased cash collections as our US service revenue is recognize on a bill and collected basis. Full year '03 service revenue rose by 2.7 percent to 306.4 million. As we have stated previously, we believe our service business run rate to be on average about $75 million per quarter.

Turning now to gross margin, the higher total revenue drove a full-year increase of 187.5 million in gross margin to $675 million or 44.1 percent of sales. Gross margins also saw a 2.5 percentage point improvement sequentially to 46.8 percent, generating a 10.3 percent improvement to 184.1 million from $166.9 million in Q3.

During all of 2003 we saw good performance from our operations team, driving improvements in gross margins, and that was again the case in the fourth quarter. However, we should note that the improvement in gross margins was helped by roughly $10 million due to a reduction of inventory that had previously been reserved against. While the operations team will continue to focus on improving our inventory management, the benefit of these activities in Q4 was higher than we would expect to see in future quarters.

Operating expense in the fourth quarter at $161.7 million was approximately 12.8 million higher relative to Q3's 148.9 million. I will take you through a deeper dive on what caused that increase in just a moment.

Fourth quarter net earnings improved to $16.2 million from the third quarter's
11.5 million with a corresponding improvement in Q4 to 7 cents per diluted share compared to diluted EPS of 5 cents in Q3. As stated in our news release last month, in Q1 '03 we recorded an additional provision of 72 million pre-tax related to our class-action lawsuits and government investigations. That represents an after-tax charge of 46 million if tax affected at the applicable statutory rates or 20 cents per diluted share. Although we determined earlier this year that this additional provision was necessary, we recognized this charge in Q1 '03 as we had not yet filed our three quarterly reports with the SEC. Primarily as a result of this charge, diluted EPS for the first nine months of 2003 was reduced from a previously disclosed 17 cents to a loss of 6 cents. With the 7 cents generated in the fourth quarter, full-year diluted EPS is 1 cent, representing an increase of 21 cents compared to the prior year.

This slide summarizes year-over-year revenue comparisons, as well as quarterly comparisons. We're providing this additional detail on revenue to again make the point that sequential and year-over-year comparisons are difficult because we've reported some revenue on a bill and collected basis, along with other necessary adjustments affecting our revenue. As you can see, the impact of cash basis accounting on product revenue was a -12 million in Q4. This was the result of deferring revenue recognition on a large scanner deal that was fulfilled through one of our smaller VARs. However, service revenue was positively impacted in the fourth quarter as a result of recognizing North American service revenue on a bill and collected basis.

As mentioned previously, operating expenses increased sequentially by 12.8 million in Q4 '03 to 161.7 million. This chart provides some further detail on what drove that increase. As you'll note, engineering expense was down sequentially more than $3 million to about $39 million in the fourth quarter. This reduction was primarily the result of reduced severance expense in Q4 versus Q3. Many of you will recall that we restructured our engineering organization in the third quarter of '03, leading to some reduction in force and severance expense in that quarter. The major increase in operating expense in the fourth quarter occurred in SG&A which rose 16.2 million in Q4 to $122.8 million. Costs related the restatement -- namely the expenses for professional services -- as well as equity compensation related charges from our ESPT (ph) and stock option programs, which were triggered by the late filing of our 2003 10-Qs, were reduced by just over 4 million quarter-over-quarter.

However, these reductions were offset by increased spending in a number of areas; in finance with our Sarbanes-Oxley activity starting to gain pace, the professional service fees related to our year-end audit, as well as just catching up with the backlog of work by using a number of consultants, spending increased by 3.5 million quarter-over-quarter. In marketing we incurred higher expenses in Q4, primarily related to the annual worldwide sales conference that was held in the first week of January. In IT project spending increased by over 3 million quarter-over-quarter as we kicked off a number of key initiatives to significantly improve our systems infrastructure and to build a robust IT platform off of which we can scale our business going forward. Finally, the remainder of the increase was driven primarily in the sales area. As we mentioned on our last earnings call, we're in the process of retooling our high touch sales force in order to significantly improve our coverage model. In Q4, these activities led to over 4 million of severance costs in the EMEA theater. However, even as we exited some associates, we've continued to bring new people into the sales force, leading to higher sales expense in Q4.

Bill will talk more in a moment about some of these initiatives to improve the way we do business and to achieve operational excellence, as well as give you some indications of what we expect in operating expense trends as we enter 2004.

Here you can see our continued progress in managing cash, receivables, inventory and debt. These balance sheet metrics show we've achieved better execution on business fundamentals, even as we dealt with the extensive issues and activities surrounding the restatement and investigations.

Cash balances at December 31, 2003 were $150 million, a 74 million improvement from 76 million at the end of '02. During 2003 we paid down 87 million of debt, closing out the year with no debt other than the 99 million of share depreciation income linked securities, or otherwise known as Cisco sales. We ended 2003 with 152 million in receivables, translating to DSOs of 35 days, a two-day improvement from the end of 2002, but a three-day deterioration from the third quarter of 2003. This deterioration was driven by some late payments received in the first week of January, as well as the impact of the weak dollar on the year-end value of our European receivables.

Turning to inventory, we continue the trend begun a year ago to significantly improve our inventory management. Year-over-year you can see that we have made substantial progress with 261 million of inventory at year-end '02, down to 213 million at the end of '03. Fourth quarter inventory turns at 3.9 represented an improvement of about 0.5 points over Q4 '02. However, net inventory was up by about 15.7 million and turns were down 0.4 versus the third quarter. Our accounts payable and accrued expenses at December 31st '03 were $491 million, up approximately 63 million from December '02, largely due to the $72 million accrual related to litigation, as I outlined earlier.

Turning now to cash flow, we're pleased with the continued strong cash flow from operations of approximately $234 million during fiscal year '03. This represented an increase of $57 million versus the strong '02 cash flow from operations of 177 million. This positive cash flow performance in '03 allowed us to pay down net debt in '03 of $87 million, to invest $79 million in our business and to increase our cash by $74 million.

I will now turn things over to Bill for a drill down on our geographic market and product splits, new products, customer wins, operational progress, the bookings and backlog metric we introduced last fall and the outlook for the year and general guidance for fiscal '04.


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 BILL NUTI  - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


Thank you, Mark, and good afternoon to everyone on the call.

I'm on slide nine, for those of you following the presentation. So just a couple of things.

First, this chart illustrates our quarterly revenue breakdown by geographic theater. We feel we're seeing the early signs of progress in our efforts to improve balance among the geographies with the four point sequential gain in our international theaters of operation. That said, we're still striving to achieve our long-term goal of driving US domestic to international revenue balance of approximately 50-50.

In the Americas, total product revenues decreased four percent sequentially, but were up seven percent year-over-year. At 62 percent of total revenue the Americas share declined 4 percent sequentially and remains largely flat year-over-year. In the Americas, we experienced steady quarter to quarter growth in our core vertical markets comprising the retail supply chain. Our total solution approach, centered around our enterprise mobility strategy, continues to be key in this geography. As the US economy improves and IT investment picks up, we are expecting our Americas team to feature prominently in our growth plan for 2004.

EMEA had a solid quarter, growing 6 percent sequentially and up 15 percent year-over-year, yet down 8 present Q4 '02 versus Q4 '03 related to the additional $5 million revenue deferral of that Mark spoke about earlier. In EMEA we continued to build out the management team, focus on optimizing our theater organization structure, hire new salespeople to grow our sales coverage and increase market share and grow our channel to reach new markets.

Asia-Pacific had an outstanding quarter, experiencing a 35 percent jump in revenue sequentially and an impressive 47 percent year-on-year growth. Comparatively, Asia-Pacific gained 3 percentage points sequentially and year-on-year to reach 11 percent of total product revenue. We continue to see significant opportunity in most major markets throughout Asia, specifically China with its various government-led campaigns focused on how IT investment can spur its goal of greater industrialization and Chinese end-users realizing that IT is key to their survival in an increasingly global business environment.

We're now going to slide 10. As mentioned, we experienced year-over-year product revenue growth of 11 percent to 1.22 million in 2003 from 1.1 billion in 2002. That reflects a sequential increase of approximately 2 percent in the fourth quarter to 314 million from a little over 308 million in Q3.

This chart shows the split by product group with the mobile computing division continuing its predominance in the fourth quarter at 59 percent of total product revenue. While the mobile computing percentage split has been fairly consistent throughout the year, it's important to note that this division experienced growth of just shy of 11 percent in 2003 versus 2002.

In Q4 our flagship PDT 8100 ruggedized handheld mobile computer continued to the our best-selling mobile computing embodiment. We ascribe its success to its rugged elegance, form factor, its universal appeal across a number of vertical markets, strong support from the channel, price performance advantage and easy-to-use application development tools. Let me quote here Earl Congdon, CEO of Old Dominion Freight Line, the multi-regional modal carrier that began to roll out our PDT 1700 mobile computers to its more than 1,700 drivers just one year ago. He made these comments in January in announcing Old Dominion's impressive 2003 financial results. "Our improved profitability continues to reflect technology driven enhancements and operating efficiency. We completed the implementation of handheld computers for our pick up and delivery drivers in the fourth quarter. Through this ongoing investment in technology we have improved our ability to provide superior customer service and improved customer retention. Technology induced productivity gains have certainly contributed to our improved operating ratio and increased net profit margin for the fourth quarter and the full year."

As we have mentioned previously, enterprise mobility solutions provide business with a very real and measurable ROI. Symbol's enterprise mobility products and solutions have proven to increase work force productivity, improve our customers' competitive position in their markets, drive enterprise-wide operational efficiencies and increase top-line growth. Net-net the investment in enterprise mobility provides a rapid payback period and productivity gains.

In Q4 we began a number of new MC 9000 roll outs. The MC 9000 mobile computing family is generating strong bookings from a range of vertical markets -- food retailers for in-store receiving, inventory management and shelf price verification; parcel and post companies for track and trace solutions; and airlines for homeland security and people and baggage security applications. This quarter we will be introducing new form factors of the MC 9000 geared to address additional applications in a range of verticals beyond retail.

In the our advanced data capture product division the growth in revenue from discrete scanning products remains strong, representing 24 percent of Q4 revenue, up 4 points sequentially and 1 point year-over-year, while scan engines generated 6 percent of our revenue in Q4. For 2003 year-over-year growth in our combined advanced data capture division was impressive at slightly under 11 percent.

Throughout 2003 we saw a steady ramp of revenue from new products in advanced data capture, in particular the LS 2208 handheld laser scanner, which garnered some sizable wins at several national retail chains, and the LS 9208 countertop scanner. With the apparent thaw in retailer spending for front-end point of sale updates, we feel our automatic data capture division is well positioned as we move into 2004.

Although revenue was down 16.4 percent sequentially in our wireless infrastructure business, for the full year 2003 we did experience a solid 23 percent year-over-year growth in this category. This has been a strong year for Symbol in the wireless business and we're excited by our revenue growth, market acceptance of our wireless switch the WS 5000 and overall market share gains.

The revenue declined in Q4 can be ascribed to one particular customer that took shipment of a very sizable order in Q4, but is not deploying until Q1. This particular customer stages the WS 5000 wireless switching system in a remote facility, and based on our strict focus on revenue recognition rules we do not recognize the revenue until it is installed and operational on their site. With that said, we should experience a corresponding pick up in Q1 in our wireless infrastructure division.

The WS 5000 wireless switch, which began shipping a year ago, gained momentum throughout its first year. To give you some perspective, in 2003 we shipped 52,000 access ports -- not points, access ports -- and 8,500 WS 5000 wireless switches.

The next slide, slide 11. The WiFi or wireless LAN market continues as an exciting market for Symbol. It's clearly a high-growth market and central to our growth strategy to reach new market opportunities beyond our traditional base of customers. According to Synergy Research Group, the wireless LAN equipment market grew by 55 percent last year. In 2003 the enterprise wireless LAN infrastructure segment that our products serve grew by 20 percent. While it was previously mentioned, Symbol's wireless LAN infrastructure revenue grew by over 20 percent

2003 over -- I am sorry -- 36 percent 2003 over 2002, as referenced by Synergy's most recent report, I want to just note that it was not revenue, it was unit growth that was 36 percent year-over-year.

Last year Symbol introduced the industry's first wireless switch and thin access port solution. This solution targets enterprise customers that need to deploy a significantly more scalable wireless LAN architecture which is enabled by a centralized switch. These wireless LAN products are uniquely designed to interoperate with our mobile computers and optimize mission-critical applications to create true end to end mobility in the wireless domain.

On the screen you will see market share commentary from industry analysts firms that cover the wireless space. In 2003 from Q3 to Q4 Symbol gained a total of
3.5 share points. In Q4 Synergy, Infonetics and InStat/MDR recognized the wireless switch and thin access port as separate categories in the enterprise market, and are starting to track the categories. So as you see, Symbol leads these markets with 61 percent and 93 percent share respectively.

Last month we added a new member of the Symbol wireless switch product family with the introduction of the WS 2000 (technical difficulty) to dramatically lower cost of deploying, managing and maintaining WiFi mobile networks in smaller enterprise environments. As you can see from Network Computing's comments shown on the slide, the WS 2000 is being strongly received in the wireless community. Lots of companies in the market may introduce future mobility features in a wireless switch, but it is Symbol's unique end-to-end systems architecture that brings to the small site the business mobility benefits our customers are looking for. The WS 2000, like the WS 5000, is designed essentially for the branch or remote office, powering mobile wireless applications for all enterprise verticals among at an attractive cost, yet equivalent to the benefits that have only been available to larger enterprise customers.

We are moving on to slide 13. At retailing's big trade show, National Retail Federation, last month Symbol introduced several new products. Here you see the MK 1100 MicroKiosk and the Symbol Clientele one-to-one in-store associate selling system.

The MK 1100 is a Web-enabled interactive self-service kiosk that can be cost effectively deployed to handle both customer and employee applications such as price check, order automation, product locating and much more. It's a solid addition to our kiosk line, which is beginning to have noticeable impact on the our advanced data capture revenue stream.

Symbol Clientele one-to-one is a suite of customer relationship management applications that support in-store mobile selling tools for specialty and general merchandise retailers. Clientele one-to-one lets sales associates leverage critical customer and product information residing in their data center that is usually only available while sitting at your desk area. This powerful software suite combined with any Symbol mobile computer provides anytime anywhere access to import customer and product information in real-time, increasing associate productivity while improving the customer experience. These modules are optimized for Symbol mobile computers, our wireless infrastructure products, mobility management products and foretell how retailers will be using mobility to create strategic advantage within their enterprise. Retailers are searching for ways to bring greater value and service to their customers, and the Clientele one-to-one suite of customer relationship management applications is addressing that requirement.

During the holiday shopping season, we worked with long time Symbol customers Federated Department Stores in testing a new mobile point-of-sale concept. Here you see a clerk at a Lazarus Department Store, part of the Federated family, out in the aisles during the busy holiday crunch in an application known as queue busting -- essentially streamlining the time-consuming purchasing process. In surveying many of the shoppers who participated in the test, we found that almost all of those surveyed found the transaction speed very convenient and said they would be pleased to use the system again on future shopping trips.

We are continuing to refine and add applications to the mobile point-of-sale concept, as well as other solutions for our value focused retailing customers. Over the next several years the paradigm shift in your shopping experience will be driven by the use of retail enterprise mobility solutions such as mobile point-of-sale technology.

As we did on our last conference call, I want to give you a brief update on RFID, radio frequency identification, slide 15.

There is no company more excited about the prospects of RFID than Symbol. As you know, Symbol has been working in the RFID technology space for about a decade, and we have ample intellectual property in this arena. This week we announced our signing of the EPC Global intellectual property policy, cementing our commitment to open standards for the use of RFID technology in emerging supply chain applications. In addition, Symbol will participate at the action group level of the EPC IP forum (ph).

The San Jose Business Journal recently quoted IDC Analyst Chris Boone (ph) as saying, "2004 is going to be a learning curve year." As we have mentioned previously, we concur with Chris's perspective in that this year our focus is on executing a limited number of intensive RFID pilots with key customers in the retail and government verticals, while making further investments in R&D and ramping toward commercial deployments in 2005. That also foots with the timeline Wal-Marts CIO Linda Dillman outlined recently in an interview with business week. Linda said, and I quote her, "Wal-Mart will pilot test RFID through 2004 in the Dallas market area, starting with a small group of suppliers. Our goal is to be live with the top 129 suppliers by January 2005 in the Dallas market. All other suppliers are being asked to comply by the end of 2006." And Ed Coyle of the Department of Defense recently clarified the agency's plans. The goal is to have RFID integrated into two distribution centers in 2005 before rolling out to its other 20 DCs. It will be a phased implementation, and next month the DOD will detail its plans to its suppliers.

We're also in agreement with Linda at Wal-Mart that by 2006 most of the technology challenges will be behind us, and that prices per RFID will become more palatable, leading to an increase in the technology's adoption. IDC forecasts it this way -- RFID spending for enterprise supply chain applications will grow to nearly 1.3 billion in 2008 from 91.5 million in 2003. To that end, in January we brought on board Phil Lazo as Vice President and General Manager of the RFID division of our global products group. Phil joins us from Tyco/Sensormatic and has more than a decade of experience in the development, deployment and management of RFID and related automatic data capture technologies.

I will reiterate that Symbol is focused on RFID as part of a total enterprise mobility solutions set where our focal point is as much on RFID product excellence as it is on making RFID scalable, manageable and reliable. Unlike some other companies in our market, Symbol is dedicated to developing products to industry standards and working with our partners on large-scale architectural, application and deployment strategies. In the enterprise there can be no RFID islands, only complete enterprise-wide systems integration.

Lastly, I want to assure you that our goal is to be the number one market share leader in this important category, and it is our intention to execute to this goal. Please do not confuse our not getting into the hype and fray of RFID as less ambition. We simply do not want to fall into the trap of over-hyping a technology with great promise. We will let our actions speak louder than our words.

Next slide, 16. Now turning to our global services business. Our quality and restructuring initiatives introduced throughout 2003 began to pay initial dividends in Q4, and look to be trending consistently better in Q1 of 2004. I will show you some management metrics in a moment.

We also began to measure our attach range (ph) which is described as the selling of service at the point of hardware order weekly as a metric in our management system to drive a global focus on improving customer satisfaction. In addition, we continue to build out a professional services ecosystem while transitioning our approved PartnerSelect partners over to Symbol enterprise mobility services products.

As we migrated professional services opportunities and revenue over to our partners in Q4, membership in our certified professional services program increased 150 percent. Conversely, by 2003 year-end we had transitioned the break fixed work (ph) to Symbol from all those US partners now in compliance with PartnerSelect. And we introduced a new offering -- Service From the Start
(ph), which is designed to drive attach rates throughout per channel. It is a SKUable (ph) offering that provides incentive for attaching services in parallel at the time of hardware sale. Early response has been strong, and we will keep you updated on its progress. Although today our services value proposition remains primarily breaks fix (ph) oriented, we will continue to add new service products in 2004 and beyond that will be delivered by both Symbol and our partners.

Next slide, 17, services update. Here is an example of a few global service business metrics and we track weekly. As you can see here, we continue to make across the board improvements, particularly in the areas of depo (ph) operations in our call center.

I'm going to go off script here for a moment and give you an update on the business from my point of view. If you look at this chart, you'll see turnaround time. Turnaround time is the time it takes between the time we receive a component from one of our customers or partners and we actually turn that around and return the product to them. Our delivery performance improved to 97 percent on a turnaround basis from just 63 percent over the last two quarters. That's darn near close to world-class turnaround time and something Symbol has never achieved I think in the history of the Company.

Average wait time -- the box below turnaround time -- is described as in the call center the amount of time it takes for us to answer the phone on average for any customer calling into the call center. By the end of Q4 the average wait time per call was down to 30 seconds. I can tell you that that's a massive improvement from just a few quarters before that.

Repeat repairs -- which has not only an impact on our cost structure, but an impact on customer satisfaction -- dropped an astounding 27 percent. We used a repeat repair rate in the Company that average anywhere between 12 percent and 15 percent, meaning we would repair the same product -- out of 100 different units that would come into our repair center, we would see the same products 12 to 15 percent of the time. That's now down to a little under 8 percent, which shows that we've improved both from a quality point of view in our lines, in our repair centers, as well as the fact that we've implemented a new approach and a new set of methodologies and procedures to repair that have helped us to achieve this rate.

Our longest wait time in our call center has been one of our biggest improvement areas in the Company. Where just a few quarters back, the longest wait could been as long as an hour -- you waiting on the phone for someone in the call center to pick up -- we've reduced that significantly. Now the average weight time it is about five minutes when you call in to the call center. And in terms of the longest wait -- not average wait, but the longest time that you will wait the call -- is about five minutes. Again, average wait is about 30 seconds.

The backlog in our service repair center has dropped 67 percent. If my memory serves me correctly -- and I check these metrics daily -- our backlog in about the July/August time frame of 2003 was approximately 17 to 18,000 units backlog in El Paso/Juarez in the US. That backlog is now down to approximately 6 to 7,000 units.

And abandon rate -- another call center metric -- is running superbly. This is defined as the number of callers who call into the call center and hang up because they feel like they might be waiting too long. At Q4's end, our call abandon rate was running less than 2 percent from a high of upwards of 42 percent.

So there have been some really terrific improvements to our global services business. I want to take a moment to congratulate and thank Art O'Donnell, who is our senior vice president for global services, and his entire team for what has been an incredible turnaround in our service, in our customer satisfaction, and also know of being felt by our partners and our customers in the market. Clearly we have to continue this and we have to drive towards world-class measurement, but again I want to thank the team. They've just done an outstanding job.

Let's move on to the next slide, slide 18. Now an update on PartnerSelect. First, we're pleased to announce that VAR Business, the "bible of the reseller world", it is going to award Symbol and our PartnerSelect program its highest rating, five stars. That puts us in good Company. Last year's five star programs included those of HP, Sun, Cisco, NEC, IBM and Microsoft. It is also important to note that this is a significant improvement from a two star designation just last year prior to our implementation of PartnerSelect.

Their criteria are complete -- VAR Business polls 300 solution providers on vendor programs, such as technical training and advice, post sales support, online training, sales leads, price protection, MDF -- which stands for market development funds -- and cooperative marketing fund programs.

PartnerSelect has now been completely rolled out in the Americas and EMEA, and the roll out in Asia-Pacific is set to begin in Q2. Importantly, we exited 2003 with 55 percent of our business being fulfilled by our channel partners, up from approximately 40 percent exiting 2002 and well on our way toward our goal of 75 percent channel fulfillment by the end of this year as we leverage our partner ecosystem from a business model standpoint.

Over the last few months you've seen a number of announcements as we build out that ecosystem. We discussed the importance of Westcon on our last call, and in January we announced an alliance with Dimension Data, a $2 billion global network systems integrator with core strengths in network services, application development, systems integration and managed services. Dimension Data joined PartnerSelect in parallel with the formation of its own enterprise mobility practice. Although we're sure you'll find it interesting that partners of this size and scope are building new enterprise mobility practices, please note that over the next several years we will experience significant growth in the partner channel as network oriented partners continue to identify their revenue and profit potential in the enterprise mobility segment.

As we announced in December, we've formed a global strategic alliance with IBM in the enterprise mobility space. Symbol and IBM announced that we will jointly develop and market a new generation of advanced wireless, mobile computing and data capture solutions to help customers scale enterprise mobility throughout their business. Through the integration of technologies from Symbol and IBM hardware, software and services we will provide rapid mobile access to critical business information to a new generation of mobile workers into enterprise, helping businesses lower costs and increase productivity, become more competitive and improving top-line. Lastly, it's important to note that Symbol is one of only a half-dozen hardware companies to be regarded by IBM as a premier partner. This relationship is already yielding solid results, and we anticipate that it will continue to gain momentum over this coming fiscal year and beyond.

On the next chart you see some recent comments from channel partners -- SC Logic, a Symbol Exclusive (ph) partner here in the US, and the European arm of our long-term partner Peak Technologies. We're aware of reports pointing to some isolated difficulties in the transition to

PartnerSelect. We feel strongly that the majority of those published comments are essentially trailing indicators, and represent the minority opinion relative to partners embracing PartnerSelect.

To that point, while we're still working through the implementation of PartnerSelect and we're not where we ultimately want to be regarding partner satisfaction, our recent partner satisfaction survey has shown us that 95 percent of our partners will continue to sell Symbol products versus only 68 percent for our competitors. And 92 percent of our partners will continue to recommend our products versus only 33 percent for our competitors. This speaks to partner loyalty and the great work done by Jan Burton and her team. Jan is our vice president of worldwide channels.

Lastly, we're looking forward to our global partner conference in early May. We will have the opportunity not only to communicate our new branch strategy, but also to demonstrate our commitment to the PartnerSelect program and to welcome feedback to help us further strengthen our relationships with these important partners who represent a critical extension of our Company.

Now on to a few key wins in Q4. In South Korea Samsung Semiconductor made the switch to the Symbol PDT 8800 at one of its semiconductor fabrication plants when management realized that the competing mobile computers that they were using threatened the plant's network security because those units didn't support the dynamic web key security standard, the PPT 8800 was speced for its superior wireless LAN security features, its overall ruggedness, attractive pricing, processing power and compact size.

Within the next few months we will complete the technology refresh of 600 Welcome Convenience Stores (ph) that are part of the UK-based cooperative group. The system refresh in concert with our strategic alliance partner IBM includes Symbol wireless infrastructure, our PDT 8100 mobile computer, and the LS 9208 omni-directional scanner at point-of-sale, very much a classic example of an end-to-end enterprise mobility solution. The LS 9208 is an ideal scanner for convenience stores. Its aggressive scanning captures barcode data no matter how barcode is presented to the scanner to speed associate productivity and increase customer satisfaction.

Genuine Parts is the largest member of the National Automotive Parts Association, or NAPA, the trade group that distributes part throughout the United States. Through about 60 distribution centers they sell more than 300,000 parts to about 6,000 NAPA stores and 900 company-owned stores. Across the country we're working with business partner Stratix in implementing for Genuine Parts an enterprise mobility solution that incorporates Symbol wireless infrastructure and a trio of Symbol mobile computers -- the forklift mounted Symbol VRC 6940, the rugged PDT 68 mobile computer and the WSS 1060 wearable computer, a total of about 75 mobile computing units per distribution center for their warehouse control systems, receiving and inventory.

At its 38 distribution centers AmeriSource Bergen, the largest pharmaceutical distributor in United States, relies on more than 3,000 Symbol WSS 1060s, our combination wrist mounted computing terminal and ring scanner, to fill the orders for its customers in the hospital market, physicians' offices, alternative care and mail-order facilities, and independent and chain retail pharmacies. Using Symbol wireless infrastructure as their backbone for high-volume picking, receiving and inventory management, AmeriSource Bergen credits the system with enhancing operators' productivity and increasing data accuracy. This is a prime example of Symbol's enterprise mobility strategy -- the ability to capture, move and manage information at the point of business activity and business decision.

Slide 24 -- moving now to our bookings and backlog performance in Q4 and as we entered Q1 '04. Here is the chart that we introduced to you last fall. As you can see, gross product bookings continue their strong upward trend, reaching almost 350 million in the fourth quarter, representing a sequential increase of
6.7 percent and a year-over-year increase of about 24 percent. As we've already discussed, product revenue was up sequentially about 2 percent and about 11 percent year-over-year.

Normally with such strong bookings performance outpacing the product revenue growth we would have expected to see an increase in backlog. However, product backlog remains flat in Q4 versus Q3 at just under 150 million. The reason for this is that we had roughly a $15 million increase in deferred revenue. In other words, the product has shipped out of backlog, but we haven't yet recognized the revenue. You will recall that we touched on this earlier in the call when we discussed a large scanner deal that was being fulfilled through one of our smaller VARs, as well as a very sizable wireless infrastructure order that had also shipped in Q4 that we had deferred revenue recognition on.

Slide 25 -- outlook and 2004 guidance. Although the economy has picked up and IT spending is improving, I want to reiterate that 2004 does not appear to be a proxy for a return to the late 1990s. We expect moderate to positive global economic growth, inflation to stay in check, productivity causing there to be a slow recovery in jobs and continued scrutiny on capital spending. That said, we do expect the business climate in 2004 to be better than that of 2003, and feel that enterprise mobility will increasingly mature and grow faster than most other IT technology segments as a percentage of IT spending.

As I have mentioned before, Symbol is focused on controlling those things that Symbol can control, and as outside factors trend positively we feel we will be in a very solid position.

On to guidance. We expect revenue in the first quarter of 2004 to be three percent to five percent higher than the 393 million that we reported in the fourth quarter of 2003. This would represent a year-over-year increase of five to seven percent. For the full-year 2004 we expect revenue to increase 10 to 15 percent from our fiscal year 2003 revenue of 1.53 billion.

With regard to gross margins, we expect gross margins in the first quarter of 2004 to come in at about 45 percent. As Mark mentioned earlier, fourth quarter 2003 gross margins were helped by our ability to move product that had minimal or no book value. We don't expect this to be repeated in Q1 '04. For the full-year 2004 we expect gross margins to come in slightly above 45 percent as we continue to execute on our plans for operational excellence, value engineering and go to market.

For the first quarter of 2004 we expect operating expenses to decrease roughly 7 million from the fourth quarter of 2003 to approximately 155 million. While some items that hurt our operating expense performance in fourth quarter of 2003 will go away, this favorable impact will be at least partially offset by increased spending ending in key initiatives areas that I will discuss next. For the full-year 2004 we expect operating expenses to come in at 620 million to 640 million.

On the tax line we expect an effective tax rate of 34 percent for the full-year 2004.

When you add it all up, this sort of revenue, gross margin and operating expense performance would have Symbol generating 2004 diluted earnings per share of 40 to 50 cents per share.

Next slide. Of course, our goal is to drive towards the higher end of those ranges in 2004 and believe managing OpEx is a key to our success. However, it is also necessary to begin to think about 2005 and beyond. As we've said many times, we are running a marathon race and not a short-term sprint. In order to better position the Company for success longer-term, we have consciously decided to make strategic investments in four key areas during 2004.

They are, number one, business transformation. Symbol is going to dramatically uplift our infrastructure, systems, applications and knowledge management capabilities, thus lowering our cost structure, improving productivity, and organizational agility in the future. You have heard me before say that I believe we have two to three percent of all OpEx tied up in a lack of systems. Well, we're addressing that in 2004, and part of 2005 by investing over 100 million in process innovation and new IT systems.

Number two, worldwide sales. Our primary investments will be in adding new salespeople, vertical marketing personnel, and channel resources, all under the auspices of fueling our six point plan for growth. We still remain unable to effectively cover all of the sales opportunities available to us, particularly in the international theaters. Moreover, given the many new products we will be bringing to market this year, we have an opportunity to gain market share while improving customer satisfaction.

Number three, finance. Although we continue to make progress in our finance function, we have an opportunity to take advantage of the work that we're doing to achieve Sarbanes-Oxley certification. Much of the work required for Sarbanes-Oxley touches most of our finance processes and systems. As part of business transformation, we're going to bolt-on initiatives, focused on improving our close processes, forecasts processes and overall business controls.

Number four, global products. After considerable effort in 2003, our global products team is poised to deliver several new products to the market in 2004. In 2004 we will invest over $200 million in research and development, surpassing any year in the history of Symbol Technologies. This investment assures us of meeting the needs of our customers this year and beyond. Several investments in areas like RFID, wireless infrastructure, mobile computing and mobility software will feature prominently in this year's spending plan, but pay dividends in the out years.

Before we go to questions, let me close by saying that although 2003 was a challenging year, we nevertheless made definitive progress in returning Symbol to financial health. With much of the extraordinary expense behind us, we continue to prudently invest and to concentrate on our day-to-day operational expenses to bring them into line. Symbol is uniquely positioned to lead in the new era of information technology, enterprise mobility, and we have the team, the plan, the resources, the determination and the know-how to achieve that market leadership.

Thank you for joining us, and thank you for your continued interest in Symbol Technologies. Now we will open up the lines to your questions.

QUESTIONS AND ANSWERS



--------------------------------------------------------------------------------
OPERATOR


(OPERATOR INSTRUCTIONS) Paul Coster, JP Morgan.


--------------------------------------------------------------------------------
PAUL COSTER  - JP MORGAN - ANALYST


A couple of quick questions. If you look back on the guidance that you issued for '03, I think you talked about 20 percent revenue growth and obviously it came in a good deal less than that. In retrospect, Bill, would you be kind enough to give us your rationale for why it fell short? And then I have a follow-up question.


--------------------------------------------------------------------------------
BILL NUTI  - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


First of all, thanks for the question. If you remember, the guidance we originally gave last year was for 15 to 20 percent revenue growth, in that range, but that was off a base of 1.3 billion. That was previous to the restated results of 1.4 billion in Q4 -- I'm sorry, in 2002.

So if you take a look at what we achieved when we discussed this last October, we reissued guidance I believe last October and said that full-year revenue was going to be up 10 percent year-on-year on a restated basis, and in essence we came in about 9.2 percent. However, if you were to take the deferral, the $5 million deferral that we took out (technical difficulty) for the deferral that we put in place with regard to going to sales out for one of our large distributors in Europe, we would have come in at about the 10 percent level we gave you guidance on. If you look at it versus the 1.3 billion versus where we came in, we were just about where we said we were going to be in the range of guidance originally at 15 to 20 percent.


--------------------------------------------------------------------------------
PAUL COSTER  - JP MORGAN - ANALYST


But nonetheless, at the bottom end I'm just wondering if you've got some sort of sense on why it was near the bottom end rather than top end.

The second question is you talked about operating margins in the high teens at the peaks of the cycle. When do you think that's going to be? And should we be worried that when we get there -- maybe it's in '05 -- we are going to see further investments and sort of the prize is just going to elude us?


--------------------------------------------------------------------------------
BILL NUTI  - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


Let me first answer the question why we were at the lower end of the range that I gave as guidance last year.

First, there were two fundamental areas; one was services, and so services did not really grow at the rate we expected and originally expected in 2003; and the other area was @pos, which was a product family and a company reacquired in September of 2002, where we had a plan for the product line of about 40 million and we were off that plan by about 20 million in totality. So services and @pos were the two reasons why we were at the lower end of guidance of the 15 to 20 percent off of the 1.3 that we gave.

With respect to the overall business plan, we're doing well on the margin side. We're surpassing the expectations that we had of ourselves and that's certainly I believe we set with respect to gross margins. Because of that we're feeling that it's important now to make some of the investments that it (technical difficulty) this year so we can quite frankly drive the kind of earnings growth we expect out of this Company in 2005.

I can tell you that from an overall OpEx percentage you're likely to see OpEx at about 155 million in Q1, and then at about 160 million in the subsequent three quarters staying hopefully largely flat, but on a much less of a run rate than the expectations we have going into 2005.

I can't tell you today whether or not we're going to make further investments in 2005 or what our execution against this investment plan is going to be in 2004. The one thing I can say is we're fully expecting the investments we're making now to yield significant earnings growth in 2005. The whole idea of this is to get us to hopefully a very high earnings growth in 2005 and beyond.

Mark may want to make some comments as well.


--------------------------------------------------------------------------------
MARK GREENQUIST  - SYMBOL TECHNOLOGIES - SVP & CFO


As well, if you look at the guidance that we just gave you, depending on where we end up in that revenue range, if we do a good job and if the environment stays well, and let's say we're at the higher end of that revenue range, by the time we're getting to the fourth quarter of '04, and if you believed on the gross margin we can get that to be a bit better above 45 percent, and Bill's point keep the OpEx at around 165 million by that time, we're well into the teens on operating margins and making very good progress toward the goal of 15 percent operating margins. And I don't think that we believe that 2004 or even the end of 2004 is going to be the top of the cycle, as you were talking about. We would think that that would be a much better environment and should be able to outperform the longer-term 15 percent operating margin for a quarter like that.

I hope that helps you -- I hope that helps.


--------------------------------------------------------------------------------
PAUL COSTER  - JP MORGAN - ANALYST


Yes it does. Thank you.


--------------------------------------------------------------------------------
OPERATOR


(OPERATOR INSTRUCTIONS) Reik Read, Robert W. Baird.


--------------------------------------------------------------------------------
REIK READ  - ROBERT W. BAIRD - ANALYST


Can you guys talk a little bit more about the service business? Bill, you gave some metrics showing some of the significant improvements that you have had in the services area. Can you talk a little bit about where you are with respect to the margins and how much further you have to go in terms of getting to where you think they can be?


--------------------------------------------------------------------------------
BILL NUTI  - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


I don't expect 2004 to be a significant growth year for us on the services side. As I mentioned last year to everyone on the call, I expected 2003 and most of 2004 to be rebuilding years for us.

I have to tell you, I've been pleasantly surprised by the operational turnaround with respect to customer satisfaction, and quite frankly the metrics we track to that. But I don't expect the services business on an operational run rate basis, as opposed to cash basis, to be any more than 75 to 80 million a quarter in 2004. But I can tell you in 2004 our focus is about how do we grow the services business in '05. So you'll see us begin to introduce new products; you'll see us continue to work on our cost structure to take up margins.

We're still very disappointed in the cost structure of our services business and the margins in our service business. I think that we've got an additional 10 to 20 points of margin that we can drive out of this business, but it's just not going to happen in '04. Some of that will happen in '04, which will yield to better margin picture for us in '04, but we will see got in the second half. But most of the margin gain will come over the '05/'06 time frame as, A, we drive revenue because that's going to be a big factor; B, we become increasingly more productive in the repair depot centers that we're just beginning to see some of the efforts of 2003 pay some dividends.

--------------------------------------------------------------------------------
REIK READ  - ROBERT W. BAIRD - ANALYST


You had mentioned a moment ago that maybe you came in at the lower end of guidance, one of the key factors being services. Anything with that from the standpoint of push back that you're getting from bringing services in-house from your partners? And I guess maybe more specifically, are there folks that are still not complying with PartnerSelect rules? Or is there a gray market out there for those guys? And how is that trending?


--------------------------------------------------------------------------------
BILL NUTI  - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


We still have some partners -- first of all, I should say on the positive side we have many, many partners who were once competitors of ours in the services business who have signed up to PartnerSelect and transitioned, just begun to transition that services business over to Symbol. However, there have been some who have declined to be a part of PartnerSelect who want to continue to offer Symbol services in the market. And the only issue I think they have over time is, number one, we will no longer be selling spares to those services partners so I don't understand how they could be in that business for very long, particularly given the fact that we're coming out with so many new products and those new products do not have -- at least in the gray market -- lots of components and parts with which you can buy off the gray market to do repair work in. So I suspect over the next year to 18 months, slowly but surely those partners will hopefully come back to the Symbol family and join PartnerSelect and rebrand and resell Symbol services.

But yet again, I think we have a very healthy number of partners that transition. I welcome partners coming back to Symbol. I have to tell you, I also feel for those partners. We did not have the kind of discipline in the partner channel required in previous years, and I can certainly understand how those partners feel in terms of maybe us feeling as though we abandoned them. Quite frankly, we have not. We are just trying to run the business the right way and properly, so that we can achieve higher levels of customer satisfaction for our customers and major the quality of service delivery is at the higher end. And what happened was so many of these services partners went out and tanked the pricing of services for Symbol product, making it very difficult to drive the kind of quality that we would expect. And what they also did was not deliver the kind of service quality to our customers. The brand on the product that they're fixing is Symbol. We've got to take ownership for that and we've got to take responsibility for that. And we're going to do that.

So I would say it's kind of -- I am more leaning from neutral to positive on this, but we still have some work to do with some of those services partners.


--------------------------------------------------------------------------------
REIK READ  - ROBERT W. BAIRD - ANALYST


Thank you very much.


--------------------------------------------------------------------------------
OPERATOR


Ajit Pai, Thomas Weisel Partners.


--------------------------------------------------------------------------------
AJIT PAI  - THOMAS WEISEL PARTNERS - ANALYST


A couple of quick questions. The first is about the gross margin and the pricing environment. Could we have some commentary on the pricing environment right out on the product side of things? And why do you think that with a 10 to 15 percent growth rate, and given what current gross margins are, why your margins will not be north of 45 percent, at least 2 points above that?


--------------------------------------------------------------------------------
BILL NUTI  - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


What I'm going to do is I am going to answer the first part of the question vis-a-vis what's happening in the pricing environment out in the field. And right in front of our salespeople I'm going to ask Todd Abbott to comment. Mark may want to make a few comments on gross margin as well.

So first and foremost, on the pricing environment my very quick top-line would be the pricing environment seems to be pretty good. But let me ask Todd to give you further comment and maybe some geographic perspective of that.

Secondly, on the gross margin side, certainly there is an opportunity get to above the 45 percent gross margin, if we can achieve the plan we have in place for the services business. But I'm a little bit hesitant to give you any more guidance right now because it has been a longer transition plan that we've expected with regard to the reconstruction of our services business. And we've not yet made the significant step forward in the introduction of new services products to fundamentally make me comfortable enough to tell you that that's going to be our gross margin opportunity for us in '04. '05 ? Absolutely. '04, I'm just not there yet. Todd?


--------------------------------------------------------------------------------
TODD ABBOTT  - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


I think the other two things that are going to help us is that as we move to much more of an enterprise mobility architectural sell, where our products now are much more integrated at the product element level, and when we bring them to market and provide a value proposition to our customers from an access point, wireless switch and infrastructure to our handhelds, it is going to provide a value proposition that's going to enable us to get a premium in the market.

The other thing you're going to see us do is to get a more rationalized pricing approach to the market that's going to be much more supportive of our channel-centric approach. Those two in combination we think will give us a lot of opportunity to continue to increase the street pricing relative to our competition.


--------------------------------------------------------------------------------
AJIT PAI  - THOMAS WEISEL PARTNERS - ANALYST


One other follow-up questions is on the revenue side. How much of that sales growth that you saw this year was linked to currency?


--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


On the currency side, not at all. None of the sales growth was related to currency because we price in local currency in foreign markets. So we don't have the same situation as many other vendors in the market with regard to positive impact on our revenue results vis-a-vis currency. I wish we did.


--------------------------------------------------------------------------------
MARK GREENQUIST  - SYMBOL TECHNOLOGIES - SVP & CFO


Basically we keep our local currency pricing in a band. If the dollar moves outside the band, we adjust local currency pricing and essentially don't take the benefits into revenue and margin from fixed local currency pricing over in Europe, essentially keeping the dollar pricing as constant as we can, even though we might be invoicing in local currency.


--------------------------------------------------------------------------------
AJIT PAI - THOMAS WEISEL PARTNERS - ANALYST


Two follow-ups. One of them is how frequently do you reprice based on that link between the foreign currency and the dollar and the manner in which the dollar moves? The second is just with the sort of weaker dollar right now, your commodity prices for your raw materials, are you see any pressure over there for you in terms of pricing say in (ph) your vendors?


--------------------------------------------------------------------------------
MARK GREENQUIST  - SYMBOL TECHNOLOGIES - SVP & CFO


With regard to the frequency of repricing, it's basically once a month. I will let Bill discuss the components.


--------------------------------------------------------------------------------
BILL NUTI  - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


On the supplier side, I got to hand it to my operations team, a gentleman by the name of Ken Pastuca (ph) who does he does supplier management for us. We've really done a nice job of driving purchase price variance or cost reduction variance or cost reduction each quarter. Our average cost reduction right now is running at five to six percent, which is not bad, in light of a little bit of the up tick in the economy, which drives a little bit more demand, which drives pricing up a bit, also turns lead times out, which makes the supply chain a little more bit challenging to manage. But we have been able to through a daily focus on cost, I think do a much better job of managing that in the supply chain.


--------------------------------------------------------------------------------
AJIT PAI  - THOMAS WEISEL PARTNERS - ANALYST


Thank you so much.


--------------------------------------------------------------------------------
OPERATOR


Peter Barry, Bear Stearns.


--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


I just wanted to focus on revenue mix for a minute. You mentioned the WS 5000 switch episode that cost you about $5 million of I assume America's revenues in the quarter. Is that so?



--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


No. The $5 million that we deferred out of Q4 revenue -- so Q4 revenue would have been 398; we show it as 393, because we took a $5 million deferral out, which is associated to moving, simply moving -- it's a onetime $5 million deferral. We moved to a sales out methodology with one of our large distributors in Europe. If you remember, last year, we moved to sales out in the US and in Latin America, with one of our large distributors, as opposed to sales in. And that deferred some revenue, as well. We decided in Q4 to do the same for Europe with this very large distributor, as well, so we can get to the sales out model more quickly, which is just good business for Symbol. We just get greater visibility into the business. Sales out is a much better revenue recognition model, and for us, we decided to do that in Q4.

Beyond that, what you were talking about with regard to wireless revenue, there was a very sizable order that we shipped in Q4, out of backlog, that we did not take revenue recognition for, for wireless switches to one of our largest customers in the world. And the reason why we deferred the revenue is because this particular customer takes shipment of the wireless switches, they move them to a staging center down in their location, they stage the wireless switches within that staging center, and then from there, ship to them out each of their store locations. And from there, once they plug them in the wall, we take revenue recognition. So it's a little bit of a strict guideline against revenue recognition, but we think it's the right think to do, and that added to the deferred revenue column. So if you look at our backlog, going into Q1, it shows it close to about 150 million, about the same as coming into Q4. That actual backlog, plus the deferred revenue, is more like about 163 million, 165 million, because of this deferred revenue that's coming into Q1.


--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


But my point was, would that number show up in the Americas line?



--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


Oh, in terms of the 5 million? No. On the EMEA line.



--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


Okay, so EMEA, as well as Asia-Pacific, was particularly strong in the fourth quarter.

--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


Correct. For that, let me ask Todd to comment --



--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


But let me just add one final question to that. That would suggest that the Americans -- at what, 243 or thereabouts -- was down sequentially, and had no uptake as regards the IT spending environment, it seemed. That's the first half of the question. The second half is, is this the type of pattern we should expect in '04?



--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


No, let me clarify. The Americas absolutely is down on an absolute basis quarter-over-quarter revenue-wise. However, remember that very large order I talked about that we shipped out for wireless? There was also a very large order we shipped out for scanning in the quarter was Americas based business. Although it was shipped, we didn't recognize the revenue; it went into the deferred column. That would have reshaped your perspective of the run rate of actual business that the Americas was doing in Q4.

I agree with you, however, that the international markets are picking up a little steam for us. Obviously Asia-Pac had an outstanding quarter. And also EMEA with the $5 million added back in would have had better quarter.

You want to give any color on that Todd?



--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


Other that other than it is representative of how we have been investing from a sales coverage standpoint in the international theaters is we strive to a much better geographic balance on our three to five-year plan. We've been very focused on driving a much more balanced geographic revenue mix. So we're starting to see some of the initial returns from that investment.



--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


I have to tell you, I think that 2004 for the Taz (ph) team -- the America's team -- is a very important year for us because obviously they are big component of our revenue. And I think -- right now my data points tell me we're going to have a solid year in the America's, but clearly it's all about execution from this point forward. And that's included, by the way, in the guidance we've given you.



--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


Speaking of that guidance, especially as it relates to the first quarter, you suggested somewhere between 404 and 413, given your given your percentages over
393. Would the mix of that revenue look very much like Q4? Or given the several unusual events, would it look more like Q3?



--------------------------------------------------------------------------------
MARK GREENQUIST - SYMBOL TECHNOLOGIES - SVP & CFO


I think it's going to look like Q3, quite frankly. Q4 had some anomalies, as you noted -- the big deferrals for wireless and scanning and also the $5 million deferral we decided to take in EMEA for sales out. If you look at Q3, it's more like Q3. Wireless is going to pop back up in Q1 because of that deferral, scanning will pop up a little bit in Q1 because of the deferral. And so I think Q3 is your best guiding point.

--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


If I dare take you out to the full-year guidance you've given us, what might that mix look like? More like Q3 also?



--------------------------------------------------------------------------------
MARK GREENQUIST - SYMBOL TECHNOLOGIES - SVP & CFO


I think so. However, I would say that wireless infrastructure will probably come up a bit from what it did in 2003 where we've got -- there is some interesting things happening in the wireless base that intrigue us in terms of the interest customers have in our technology and interestingly enough, outside of the vertical markets we serve. So we will see in general. Geographic mix, however, will be closer to that of what you saw in Q4.



--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


Thank you very much.


--------------------------------------------------------------------------------
OPERATOR


Mark Roberts, Wachovia Capital.



--------------------------------------------------------------------------------
MARK ROBERTS - WACHOVIA CAPITAL - ANALYST


The good afternoon. I've got a couple of questions regarding -- you talked about investment you're making this coming year in worldwide salespeople. Can you give us a sense of exact or in just round numbers how many people you're expecting to add in worldwide sales?


--------------------------------------------------------------------------------
UNIDENTIFIED COMPANY REPRESENTATIVE


I am going to toss that one over to Todd Abbott who runs sales force. How many people are we going to add, Todd?



--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


From the last two quarters -- Q4 and looking into Q1 -- what we're going to be doing is in essence we've added about from a gross base a gross basis 60 in each quarter. That's both a combination of sales and sales support and a minimal amount of some vertical staff, but predominantly field-based sales and sales supports across each of the three theaters. That will net down a little that with some of the restructuring that Bill spoke about in EMEA. What we have done is eliminated some layers of management and replaced them with people out in the field covering customers.



--------------------------------------------------------------------------------
MARK ROBERTS - WACHOVIA CAPITAL - ANALYST


So what, net around 100 people, say?



--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


Closer to 80.

--------------------------------------------------------------------------------
MARK ROBERTS - WACHOVIA CAPITAL - ANALYST


Okay. Can you give us a sense of -- I'm just trying to understand from what Mark was talking about operating leverage in the model as we move forward in trying to keep the operating expenses relatively flat. When would you expect these people to kind be fully productive? I guess the question is how long is the ramp up time for these folks?



--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


It's a great question. I think what you're going to see -- and this is something we've got in our management system to really starts begin to track; we do not have the track record to really understand what it has been historically, but we now track that with each of the quarter's new hires to see what that assimilation and ramp is. I think what you're really going to see is the bulk of that affect really not to come into play until the second half, and then clearly going into '05 they will be fully ramp. It will be somewhere between 6 to 12 months before the really get truly productive and effective at the rate that we would expect them on an ongoing basis.



--------------------------------------------------------------------------------
MARK ROBERTS - WACHOVIA CAPITAL - ANALYST


So you're adding the overhead now, and we would expect to start seeing the productivity of those people start to pay off in the second half of '04 and then kind of fully integrated into '05?



--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


I think that's a good conclusion, yes.



--------------------------------------------------------------------------------
MARK ROBERTS - WACHOVIA CAPITAL - ANALYST


Do you have kind of specific sales targets for these folks, either historical statistics or at least your expectations about how much revenue per sales team do you expect to produce?



--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


Let me jump in. It varies by theater and it varies by vertical markets. I'd hate to give you a specific figure, but we have some salespeople out there that carry quotas of just a few million dollars and we have some salespeople out there that carry quotas of $20 million and more so that it's very difficult to give you an average for these multiple people, these 80 people that will be netting out. But suffice it to say, it is somewhere between 2 million and 20 million per head.



--------------------------------------------------------------------------------
MARK ROBERTS - WACHOVIA CAPITAL - ANALYST


Thank you.


--------------------------------------------------------------------------------
OPERATOR


David Feinberg, Morgan Stanley.



--------------------------------------------------------------------------------
DAVID FEINBERG - MORGAN STANLEY - ANALYST


I wanted to confirm if you could quantify the impact of zero cost inventory in the quarter and also let us know how much you still have on the books that might be applied going forward.

--------------------------------------------------------------------------------
MARK GREENQUIST - SYMBOL TECHNOLOGIES - SVP & CFO


With regard to the inventory, as we said, we think the impact on gross margins in the quarter was about $10 million.

With regard to the total amount of that inventory that actually would be sellable, I cannot tell you right off the top of my head. Basically when we did our restatement, the process that we instituted was to take a look at the inventory on an ongoing basis, and we looked back essentially six months, identify slow movers, and then compare the demand against what we hold. And to the extent that obviously the demand is lower than what we hold, we reserve 100 percent on that difference. If we then all of a sudden get an order in where it clears a bunch of that inventory out, it can benefit us in a particular quarter. But suffice it to say, in the fourth quarter $10 million, and on the going forward basis to the extent that that runs outside of what we normally think it would be, we would certainly highlight that for you so that you understand how that's impacting our performance.



--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


There's two sides of the coin on Q4 inventory that I look at. One, that it had a negative impact on our overall turns and that it had a positive impact, more than we would have liked, in terms of gross margin. The positive side of the equation as opposed to that is that it does continue to show the progress we're making in inventory management in the Company. I don't want that to get lost on anyone in total. Because we had to take down the reserve, the impact on the turns hit us. But this is also quite good operational excellence by the team, and I've got to congratulate that group in operations for continuing to do a much better job at managing inventory.



--------------------------------------------------------------------------------
DAVID FEINBERG - MORGAN STANLEY - ANALYST


Just a quick follow up. Can you give us a little bit more insight into the test that you applied to figure out whether or not that inventory is impaired and how often you apply it or you re-examine it?



--------------------------------------------------------------------------------
MARK GREENQUIST - SYMBOL TECHNOLOGIES - SVP & CFO


We're reexamining it every time we close our books. And essentially what we do, like I said, is we -- on a part by part basis we're looking back over what was the utilization over the last six months, multiply that by two to get a year's usage and take a look how much we have on hand. To the extent that we have parts that are very slow-moving but that we have them on hand, we then apply a reserve against the value of those parts, the differential being what the last six months usage was versus what we have on hand. If we then go and sell those -- if we reserve those parts but then all of a sudden sell them in a he future quarter, essentially it helps margins because you've got very low-cost material going into cost of goods sold. Is that clear?



--------------------------------------------------------------------------------
DAVID FEINBERG - MORGAN STANLEY - ANALYST


That's helpful. Thank you. One last question. On the process improvement in IT spending that you highlighted for '04, I wanted to know if that was baked into the OpEx guidance that you provided or if you were planning on capitalizing those expense (ph)?



--------------------------------------------------------------------------------
MARK GREENQUIST - SYMBOL TECHNOLOGIES - SVP & CFO


There's a fair amount of it that gets capitalized, and when you look at the variance chart that we gave you and you see OpEx going up 3 million for IT, that's the OpEx component of it. There's a large component of it that's capital. And basically for your cash flow modeling what I would tell you is that capital spending is probably going to be up at around $100 million or so for 2004.

--------------------------------------------------------------------------------
DAVID FEINBERG - MORGAN STANLEY - ANALYST


Thank you very much.


--------------------------------------------------------------------------------
OPERATOR


Jack Lieberman (ph), Reliance Management.



--------------------------------------------------------------------------------
JACK LIEBERMAN - RELIANCE MANAGEMENT - ANALYST


I was just wondering, I haven't heard very much about the personal shopper. What do we stand with that? I know there were several tests -- there were a few tests going on with some major retailers in the US, and I've not heard anything further. Could you give me an update on that?



--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


We think we're progressing very well with that technology. It's been a technology and really driving a new business model in the retail space that's been going through a number of different tests, a number of different pilots. We're progressing very well with the expectation of moving from pilot into some production systems over in the coming quarters as the ROI that our customers are seeing from that are starting to deliver some very positive results. So we're very optimistic on the traction of that technology and the paradigm shift.



--------------------------------------------------------------------------------
JACK LIEBERMAN - RELIANCE MANAGEMENT - ANALYST


Do you have any hopes of a roll out at all this year?



--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


Absolutely.



--------------------------------------------------------------------------------
JACK LIEBERMAN - RELIANCE MANAGEMENT - ANALYST


You do?



--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


Yes.



--------------------------------------------------------------------------------
JACK LIEBERMAN - RELIANCE MANAGEMENT - ANALYST


Are the consumer products companies willing to defray the cost to the retailers in the system?



--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


That's something that we're looking at and have had discussions on. It clearly has the potential now to drive a model of delivering coupons to the consumer that is much more effective than the paper-based model that the market knows very well. And that's a $7 billion spend in the market today and the effective rate is extremely low. So that's something that we're looking at with some of the initial pilots and roll outs, and it's something that is very attractive to that segment of the market.

--------------------------------------------------------------------------------
JACK LIEBERMAN - RELIANCE MANAGEMENT - ANALYST


Thanks very much.



--------------------------------------------------------------------------------
OPERATOR


Richard Davis, Richard W. Davis & Co.



--------------------------------------------------------------------------------
RICHARD DAVIS - RICHARD W. DAVIS & CO. - ANALYST


I have three questions, one of which involves competition. It came to my attention that Cisco has mounted a sort of a program to use themselves and handheld products and also Intermec in a sort of a lashed, and they called it a solutions technology integrator or CCX is the program I believe they call it. I was wondering -- this is a direct effort to get into some of your vertical markets. I was wondering how you'd be handling that and how you try to deal with it effectively.



--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


Let me answer that one first. First, on the Cisco situation -- I'm sorry, I'm getting a little feedback in my ear on the line. Let me switch headsets if I can. You have got it as well? So I'm going to do my best here in keeping it low.

So what we consider what Cisco has just done is a great validation of our enterprise mobility architecture and strategy. They are basically stepping up to attempt to partner with other mobile computing players and otherwise to replicate our end-to-end enterprise mobility solutions set. However, that's very difficult to achieve and the issue is that if you don't have all of the components of enterprise mobility, be that capture, move and manage -- capture meaning how do you deliver information to the point of activity, how do you capture information at the point of activity and the point of business decision, which you actually do through advanced data capture technology. Secondarily, if you don't have the wireless infrastructure that communicates to the mobile computers and the application program interfaces that reside on the mobile computers and they're not virtually tethered very tightly together, you'll absolutely run into more difficulties than not. And then there's another component, the managed component, which lives inside the data center, which enables you to manage the enterprise-wide mobility architecture that you have built.

I think that we haven tremendous technology lead on any number of several vendors that might want to come together to do this with multiple point players and multiple point vendors in the market. Because today, the maturity of enterprise mobility is still so young, that going to a single vendor -- I'm getting the feedback again -- going to a single vendor is much more of the right solution today, than not. I'm sorry because I have had so much feedback on my headset I may not have answered that as articulately as I might like. But suffice it to say that I think that, one, it's a great affirmation of our strategy; two, we're healthily paranoid that they may have some success, but also recognize that they would have to very tightly integrate with the players in the market in mobile computing, that these players don't have integrated advanced data capture capability in many ways; and thirdly, the managed component is just completely missing from the end-to-end enterprise play.

So we believe a single vendor solution today will not only allow our customers to bring new applications to mobile computing in a time to market that gives them a competitive advantage versus trying to do it through vendors' infrastructures, four different vendors' proprietary software, but we also think that we drive a much lower total cost of ownership with an end-to-end solutions set than they would bring because we can get it done faster, we can get it done less expensive and we've got the know-how and 25 years of tribal (ph) knowledge and history in the vertical markets to be able to build a real customized solution in this space. So we were pleased to see that people were following our lead, and we think that we've got at least a 12 to 18 months lead at this moment in time.

--------------------------------------------------------------------------------
OPERATOR


(OPERATOR INSTRUCTIONS) Peter Barry, Bear Stearns.


--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


I know you no longer provide specifics as it regards revenues looking at vertical market or application, but could you give us some color in terms of some of the stronger or maybe weaker components, both the vertical as well as application?


--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


I'm going to take a crack first, and then will ask Todd to give you some color or commentary. We will eventually, once we full sales out and information provided by our partners, be able to get back on track with providing much more reliable vertical and application data. Applications data will be very difficult; vertical data will be much more possible in the early days.

However, I would say that we're still seeing strength in the entire retail vertical supply chain, the supply chain of retail. I would say that we're pleased with the progress we're making in transportation and logistics, also that of manufacturing. And we're enthusiastic about the opportunities for growth in health care, and certainly in government. Government breaks down into two spots -- the federal government, primarily made up on the DOD, which includes the Department of Homeland Security; as well as some of the civilian agencies. But really exciting stuff is going on in the public sector market, really even the first responder space. I'll let Todd talk a little bit more about what's happening there as well.


--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


I think government and health care are the two key developing markets for us that we're optimistic on both short and long-term, health care in the context of medical administration or medicine administration in the hospitals, and in government both from a ticket citation and public safety, as well as going all the way down into a Department of Homeland Security, first responder kind of opportunity. We see lots of opportunity there for mobility in those applications.

We're also seeing good traction now and increased attraction from the vertical coverage and vertical response in the international theater, especially over in Asia. So the vertical that we've identified (indiscernible) the key early adopters of mobility and adoption of extending the data to the point of capture and to the point of delivery of information to the transaction it still talks about, is now starting to really take hold. We're pretty optimistic on our (indiscernible). And as Bill indicated, I think we would expect to be able to start to report that on a more ongoing basis in the coming quarters.


--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


While we're on government, where does the U.S. Postal Service fit in here? We've heard various reports that they're going through a significant overhaul upgrade, if you will. Can you comment on that and how significant that might be in the nearby?


--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


The Postal Service is going through a process, an RFP, looking at the next generation of their mobile platform. We're continuing to work with a set of partners to continue to maintain the market presence that we have with the Postal Service as we are the incumbent. We're very committed to continuing to be the partner of choice with the Postal Service. It is a very large transaction, and one that's going to take a period of time. And we really won't have anything to report on that for several quarters as it goes through their analysis over the next at least two to three quarters.


--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


Is it likely to be an '04 event, at least in terms of the award?

--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


It has potential to be awarded, but would have no marketable impact from a revenue standpoint probably until '05.


--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


So if I could summarize what you've both just said, it really was in the quarter and likely to be an '04 a reasonably balanced vertical market performance. Is that fair?


--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


Yes, I would say that that is fair. We're pleased with the traction we're getting in some of the development areas, and we're pleased with the traction we're getting in our historic verticals, specifically around the retail supply chain.


--------------------------------------------------------------------------------
PETER BARRY - BEAR STEARNS - ANALYST


Thank you again.


--------------------------------------------------------------------------------
OPERATOR


Mike Whitfield (ph), Wachovia.


--------------------------------------------------------------------------------
MIKE WHITFIELD - WACHOVIA - ANALYST


I wanted to ask about -- earlier somebody had asked about the way the service business has been migrated in-house and how that impacted VARs. What is the impact of these new sales hires versus how you contrast that with the desire to move to greater channel sales?


--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


Some of the sales hires that I referred to as well as the support were channel sales people. We've put them all into the same category. Our approach from the sales coverage standpoint is to be very channel-centric. The responsibility of our enterprise sales or territory sales people is to generate demand, generate knowledge of enterprise mobility and how it can impact our customers' business, and work with partners. We work with our partners relative to the industry-specific solutions. And the fulfillment and of the equipment will more than likely come through partners as we move from more of a direct to a channel-centric model. So the combination of working more closely with our partners in covering our territories and the investment in channel account managers to develop and align the business plans of our partners should be viewed as a very positive thing -- it is viewed as a very positive thing -- from our partners.


--------------------------------------------------------------------------------
BILL NUTI - SYMBOL TECHNOLOGIES - PRESIDENT & CEO


The one thing I want to make sure I follow up on is what I don't want any of the analysts to do is to think that we're moving away from creating and driving the Symbol brand in a high touch away. If you think at high touch selling, the direct sales rep or the high touch sales rep does every that does everything a direct sales rep does except for take the order at the end of the day. They are there to create budget; there they are to drive higher and wider coverage models in the account; they are to create strong; long-term annuity relationships; they are there to work as a consultant to the customer with respect to how they can implement our technology to achieve their goals; they are to sell not just point products, but an overall solution set; and they will bring partners in to do largely the implementation, the deployment and the fulfillment of product because at the end of the day the best practice is ensuring that the solution works, not just that the hardware works, when you implement it, and they have the application integration knowledge, they have the deployment skills, they have implementation skills. But I want to be very clear here -- high touch is actually about taking our game to a much higher level with respect to how we sell to customers than we have done so in the past.

--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


We also introduced a new roll this year in our sales team, which is a territory manager roll that did not exist before. These are the type of account managers that have a territory like the state of New York or the state of Florida. Their responsibility would be to work with our partners. They're 100 percent channel-centric. They really work on the tier two or the commercial markets, if you will. And that's a coverage model that we did not have before going into this year. So that will drive significant incremental demand for our channel sales activity.


--------------------------------------------------------------------------------
MIKE WHITFIELD - WACHOVIA - ANALYST


So would any of these new sales hires then be tier one direct to company sales reps?


--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


Sure, high touch and leveraging from our channels from a solution set standpoint does not preclude them from tier one. In fact, we've done a number of transactions in the last several quarters, very large transactions that historically would never have gone through a channel that now do. We would expect our high touch reps would be leveraging specific application business partners in the DC, and in store, and in merchandising, and bringing that expertise of their solutions and their expertise of the applications and business in working with us to generate the demand for our platform.

So high touch by definition means that the fulfillment of our equipment, whether it's a tier one or a tier two, is not determined by whether or not we're calling on that customer or not. We really would prefer each of our high touch reps to be working closely with partners and leveraging their solution expertise in the tier one as well.


--------------------------------------------------------------------------------
MIKE WHITFIELD - WACHOVIA - ANALYST


A final question is are your channel partners restricted to list only quotes now?


--------------------------------------------------------------------------------
TODD ABBOTT - SYMBOL TECHNOLOGIES - SVP OF WORLDWIDE SALES & MARKETING


No. We have a process to enable them to get price exceptions as needed. I referred before to rolling out a more rationalized price list, as I think right now we've got too many exceptions going through because we do not have as rationalized of a global price list as we need. And that's something we're going to be addressing in the second quarter. But there is a process to enable them to get exceptions to their contracted price.


--------------------------------------------------------------------------------
MIKE WHITFIELD - WACHOVIA - ANALYST


Thank you.


--------------------------------------------------------------------------------
OPERATOR


Richard Davis.


--------------------------------------------------------------------------------
RICHARD DAVIS - RICHARD W. DAVIS & CO. - ANALYST


A couple of quick balance sheet questions. Does the line of credit available go up to $60 million now that you're current with your 10-Qs?

--------------------------------------------------------------------------------
MARK GREENQUIST - SYMBOL TECHNOLOGIES - SVP & CFO


We should have that amount of availability soon. It's not automatic, but it's definitely going to happen.


--------------------------------------------------------------------------------
RICHARD DAVIS - RICHARD W. DAVIS & CO. - ANALYST


I got the drift. In the March 10-Q it mentions the increase of the $72 million for the loss provision on legal settlements. Does that include some allocation towards potential government fines?


--------------------------------------------------------------------------------
PETER LIEB - SYMBOL TECHNOLOGIES - GENERAL COUNSEL


 The 72 million, when added to the 70 million that we previously reserved -- so the total of 142 million -- represents to us our best estimate of the cost to the company or settle or resolve both the class actions and the government investigation as well. This is Peter Lieb -- I am the General Counsel -- speaking.


--------------------------------------------------------------------------------
RICHARD DAVIS - RICHARD W. DAVIS & CO. - ANALYST


You think you can do the deal. Does that also include -- because of its position on the page, it seemed to refer to Pinkowitz vs. Symbol, Hoyle vs. Symbol and Salerno vs. Symbol, but left unsaid DL Stain (ph) vs. Symbol and Gold vs. Symbol.


--------------------------------------------------------------------------------
PETER LIEB - SYMBOL TECHNOLOGIES - GENERAL COUNSEL


That's correct.


--------------------------------------------------------------------------------
RICHARD DAVIS - RICHARD W. DAVIS & CO. - ANALYST


Thank you very much.


--------------------------------------------------------------------------------
OPERATOR


There are no more questions at this time. I will turn the conference back to Mr. Greenquist for any closing or further comments.


--------------------------------------------------------------------------------
MARK GREENQUIST - SYMBOL TECHNOLOGIES - SVP & CFO


I would just like to thank everybody for joining us. And we will be basically re-leasing first quarter earnings some time either late April or early May. We will talk to everybody again then. Thank you.


--------------------------------------------------------------------------------
OPERATOR


That does conclude today's Symbol Technologies fourth quarter 2003 earnings teleconference. We thank you all for your participation. You may now disconnect.